UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2007

China Biopharma, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-50005      04-3703334
(Commission File Number)     (IRS Employer Identification No.)

31 Airpark Road
Princeton, New Jersey 08540

(Address of principal executive offices and zip code)

609-651-8588

(Registrant’s telephone number including area code)

_____________________________________________________
(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Plan of Operation

China Biopharma has most of its operation in China and was involved mainly in human vaccine business. The vaccine business has become more competitive and recent SFDA (State Food and Drug Administration) turmoil has created uncertainties in this highly regulated sector. In order to improve the company’s operating performance and cope with the changing environment, Management has adjusted the strategy and formulated a new business plan. Starting from this year we have started to distribute some specialty drug products. The company plans to take more control on the available cash in our subsidiaries and move into higher market potential and higher margin specialty pharmaceutical products.

Take Closer Control on Subsidiaries
China Biopharma is working to take direct control on subsidiaries’ operation and financial management instead of relying on the joint venture partner’s performance. We plan to increase our shareholding in our current joint venture in China, Zhejiang Tianyuan Biotech Co., Ltd., and eventually to have 100% control and ownership in this joint venture (afterwards we plan to change its name to Zhejiang Baicon Pharmaceutical Co., Ltd.), with internally available resources. There would be no need to raise additional capital to complete the transactions. Recently we have reached agreement with our joint venture partner to increase our control on the joint venture operation and its subsidiary, Hainan CITIC. We expect this will improve our current performance and increase operation stability. We also expect this will help to preserve available cash position and give us more operation flexibility.

Move Away from Low Margin Vaccine Business
China Biopharma plans to move away from low margin vaccine business and focus on higher margin vaccine and specialty drug. Due to the recent changes in vaccine sectors, more and more vaccine manufacturers have entered low margin vaccine business such as flu vaccine, which created severe competition among, and squeezed profit margin of, vaccine distributors. To avoid these direct competitions, the company is negotiating with a few global vaccine manufacturers for carrying their higher margin products.

Enter Specialty Pharmaceutical Products
The company has worked with the Japanese pharmaceutical company, Takeda Pharmaceutical Company, Ltd. (“Takeda”), the largest pharmaceutical company in Japan. With global headquarters located in Osaka, Japan, Takeda specializes in the research and development of breakthrough drugs, and has marketing operations throughout U.S., Europe, and Asia. In Japan, Takeda has also built a strong presence in the over-the-counter (OTC) drugs market, in which it holds the second largest domestic share.

After distributing its products for about ten months on a trial basis, both parties are quite happy with the outcomes and decide to continue this relationship and we will commit more resources and increase our capabilities to carry Takeda’s products.

Release Antiviral Products
China Biopharma has worked with Soonfast Pharmaceutical Science & Technology Co., Ltd. (“Soonfast”) to introduce a new antiviral medicine into the overseas market including the United States and European countries. This all-natural product has been approved in China for external use to treat human papillomavirus (“HPV”) and herpes simplex virus (“HSV”). Tests have shown an inhibitory effect on the growth of HPV and HSV, and the medicine can reduce the infection from HPV and HSV by 90% within only 2-3 days. Experiments have also proved that the herbal can kill all of the HPV types 6/11/16/18 and 33.

Human papillomavirus infection is common across all races and socioeconomic groups and is prevalent throughout the world in sexually active persons. HPVs are the most common sexually transmitted viral agents in the United States, infecting up to 20% people aged 15 to 49. In the last 30 years, the incidence of HPV infection has increased dramatically. Despite the prevalence of HPV, no available drug therapy effectively eliminates HPV infection and replication or prevents HPV-associated malignant progression. Consequently, there is an urgent medical need unmet for the development of safe and effective therapies for HPV-associated diseases. According to a research by Decision Resources, the market for HPV treatment is expected to grow from $135 million in 2002 to $1.4 billion (€1.08 billion) in 2012.

The commercial product has been released this month, and China Biopharma will distribute this product in certain regions in China and has right to distribute it in all overseas markets, including the United States. China Biopharma will work with existing distribution channels in China and in United States to sell these products. We expect to have distribution margin over 30% and 35% in China and in the United States, respectively.

Improve Current Operation Results
After almost a year to establish our footing into China, the company has adjusted itself to fit into this complicated market environment and business landscape. In view of improvement and progress on our current operation results, the company plans to take above steps to strengthen its control over operating subsidiaries, preserve cash, apply available resources to, and refocus on, higher margin, less competitive products with greater market potential.

Safe Harbor Statement
Some of the statements made in this document discuss future events and developments, including the Company's future business strategy and its ability to generate revenue, income and cash flow, and should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements can generally be identified by words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions. These statements involve a high degree of risk and uncertainty that exists in the Company's operations and business environment and are subject to change based on various factors that could cause actual Company results, performance, plans, goals and objectives to differ materially from those contemplated or implied in these forward-looking statements. Actual results may be different from anticipated results for a number of reasons, including the Company's new and uncertain business model, uncertainty regarding acceptance of the Company's products and services and the Company's limited operating history.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BIOPHARMA, INC.

By:	/s/ Peter Wang
Name:	Peter Wang
Title:	CEO and Chairman of the Board

Date: November 19, 2007